Exhibit 10.5

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

FIRST AMENDMENT TO NIAGEN(R) SUPPLY AGREEMENT

THIS AMENDMENT is entered into this 31st day of March 2015 (the “Effective Date” of the First Amendment), by and between 5Linx Enterprises, Inc., with principal offices located at 275 Kenneth Drive, Rochester, NY 14623 (“Buyer”) and ChromaDex, Inc., with principals offices located at 10005 Muirlands Blvd., Suite G, Irvine, CA 92618 (“Seller”).

WHEREAS, Buyer and Seller (collectively “the Parties”) entered into a NIAGEN(R) Supply Agreement made effective as of January 1, 2014 (the “Supply Agreement”); and

WHEREAS, the Parties have determined that it is in their mutual interest to amend the Supply Agreement in accordance with the terms of this First Amendment;

NOW THEREFORE, in consideration of mutual premises and mutual agreements herein contained, the Parties hereto agree to amend the Supply Agreement as follows:

1.           Amend Section 4.1 - 4.3 by replacing them in their entirety with the following:

“4.1.         Year 1 (April 1, 2014-March 31, 2015, hereinafter, “Year” begins April 1st): The Buyer will purchase at a minimum of two million one hundred thousand dollars ($2,100,000) of the Product in the first year of the Agreement.  The Buyer will provide an open PO with delivery dates for [*] kilograms ([*]kg) of Product at a price of [*] dollars per kilogram ($[*]/kg).  The first year of the contract will be take or pay for one million five hundred thousand dollars ($1,500,000) and [*] ([*]) kilograms of product will be order within the first nine (9) months of the Effective Date.

4.2         Year 2: The Buyer will purchase at a minimum of four million dollars ($4,000,000) of the Product in the second year of the Agreement.  The Buyer will provide quarterly POs with delivery dates for the Product at a price of [*] dollars per kilogram ($[*]/kg).  The quarterly POs will be binding to maintain the exclusivity.

4.3         Year 3: The Buyer will purchase at a minimum of seventeen million dollars ($17,000,000) of the Product in the third year of the Agreement.  The Buyer will provide quarterly POs with delivery dates for the Product at a price of [*] dollars per kilogram ($[*]/kg).  The quarterly POs will be binding to maintain the exclusivity.”

2.           Except as specifically changed, altered, amended or restructured by this Amendment, all terms and provisions of the Supply Agreement shall remain unchanged and unaffected and in full force and effect.

3.           Delivery of an executed counterpart of a signature pate to this First Amendment by email shall be effective as delivered of a manually executed counterpart of this Agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

IN WITHNESS WHEREOF, the Parties hereto have duly executed this First Amendment to the NIAGEN(R) Supply Agreement as of the date first written above.

CHROMADEX, INC. By: /s/ Troy Rhonemus Name: Troy Rhonemus Title: COO Date: 6/9/2015	ELYSIUM HEALTH, INC. By: /s/ William Faucette, Jr. Name: William Faucette, Jr. Title: VP Sales Date: 5/26/2015